Exhibit 23.1

June 30, 2011

Vadda Energy Corporation
1660 N. Stemmons Frwy, Suite 440
Lewisville, TX 75067

Consent of ValueScope, Inc.

Gentlemen:

ValueScope, Inc. hereby consents to the use of our name, to references to our name, and to the inclusion of information taken from our “Reserves and Economics Report Vadda Energy Corporation as of December 31, 2010,” under the section “ITEM 3 - PROPERTIES,” in the Form 10 of Vadda Energy Corporation.   We also consent to the inclusion of our letter report dated April 27, 2011, and summary reserve information in the Form 10 of Vadda Energy Corporation as Exhibit 99.1.

Sincerely,

ValueScope, Inc.

/s/ Greg Scheig
Greg Scheig, Principal